                     SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549

                                SCHEDULE 13G/A

                  Under the Securities Exchange Act of 1934
                               Amendment No. 5) *


                         HUNTINGTON BANCSHARES, INC.
                        ____________________________
                               (Name of Issuer)

                                   COMMON
                        ____________________________
                       (Title of Class of Securities)

                                446-150-104
                        __________________________
                              (CUSIP Number)

  Check the following box if a fee is being paid with this statement / /.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

  *The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.


  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                   (Continued on following page(s))

                           Page 1 of 4 Pages

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CUSIP No. 446-150-104		13G/A			      Page 2 of 4 Pages

_______________________________________________________________________________
(1) Name of Reporting Persons. SS or IRS Identification Nos of Above Persons

                        HUNTINGTON NATIONAL BANK
                             EIN 31-0966785
_______________________________________________________________________________
(2) Check the Appropriate Box if a Member		(a) /  /
    of a Group*					        (b) /  /
_______________________________________________________________________________

(3) SEC Use Only
_______________________________________________________________________________

(4) Citizenship of Place of Organization
        ORGANIZED UNDER THE LAWS OF THE UNITED STATES OF AMERICA
_______________________________________________________________________________




Number of Shares     (5) Sole Voting Power-       19,267,463
Beneficially Owned   ___________________________________________
by Each              (6) Shared Voting Power-        160,856
Reporting            ___________________________________________
Person With:         (7) Sole Dispositive Power-   4,327,679
                     ___________________________________________
                     (8) Shared Dispositive Power- 2,387,441
________________________________________________________________
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  20,181,000
________________________________________________________________
(10) Check Box if the Aggregate Amount in Row (9) Excludes
 Certain Shares*
                             NOT APPLICABLE
________________________________________________________________
(11) Percent Of Class Represented By Amount In Row (9)
                             08.76
________________________________________________________________
(12) Type of Reporting Person*
                             BK
________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 446-150-104		13G/A          Page 3 of 4 Pages

ITEM 1(A).    NAME OF ISSUER
                             HUNTINGTON BANCSHARES, INC.
________________________________________________________________

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                           41 S. HIGH STREET, COLUMBUS, OH 43215
________________________________________________________________

ITEM 2(A). 	  NAME OF PERSON(S) FILING
                             THE HUNTINGTON NATIONAL BANK
________________________________________________________________

ITEM 2(B).	   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
IF NONE, RESIDENCE
                           41 S. HIGH STREET, COLUMBUS, OH 43215
________________________________________________________________
ITEM 2(C). 	  CITIZENSHIP
			UNITED STATES OF AMERICA
________________________________________________________________

ITEM 2(D).	   TITLE OF CLASS OF SECURITIES
			COMMON
________________________________________________________________

ITEM 2(E).	   CUSIP NUMBER
			446-150-104
________________________________________________________________


ITEM 3.       IF THIS IS FILED PURSUANT TO RULES 130-1(B),
  OR 130-2(B), CHECK WHETHER THE PERSON FILING IS A

  (a) /  / Broker or Dealer registered under Section 15 of the Act
  (b) /x/  Bank as defined in section 3(a) (56) of the Act
  (c) /  / Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) / / Investment Adviser registered under section 203 of the Investment Adviser Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with rule 13d-1(b)(ii)(G) (Note: See Item 7)
  (h) /  / Group, in accordance with Rule 13d-1(b)(ii)(H)

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CUSIP No. 446-150-104            13G/A         Page 4 of 4 Pages

ITEM 4.  OWNERSHIP

  (a) Amount Beneficially Owned:
                        20,181,000
________________________________________________________________
  (b) Percent of Class:
                             08.76
________________________________________________________________
  (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote
                        19,267,463
________________________________________________________________
           (ii) shared power to vote or to direct the vote
                           160,856
________________________________________________________________
           (iii) sole power to dispose or to direct the disposition of
                         4,327,679
________________________________________________________________
           (iv) shared power to dispose or to direct the disposition of
                        20,181,000
________________________________________________________________

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities,
check the following.  /   /


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

THE BANK ACTS AS AGENT OR FIDUCIARY WITH RESPECT TO THE SECURITIES REPORTED TO BE BENEFICIALLY OWNED HEREIN, AND, PURSUANT TO THE AGENCY OR FIDUCIARY AGREEMENTS, BENEFICIARIES OR OTHER PERSONS MAY HAVE RIGHTS TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM, OR THE PROCEEDS FROM THE SALE OF, SOME OF THE SECURITIES.
________________________________________________________________

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                             NOT APPLICABLE
________________________________________________________________

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                             NOT APPLICABLE
________________________________________________________________

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                             NOT APPLICABLE
________________________________________________________________

ITEM 10. CERTIFICATION

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                             2/11/2000
		_________________________________________
		(Date)


		/s/ David A. Jones
                _________________________________________
		(Signature)
		DAVID A. JONES - ASSISTANT VICE PRESIDENT
		__________________________________________
		(Name/Title)